Better Home & Finance Holding Company
Director Compensation Policy
Effective as of September 24, 2024

The Board of Directors (the “Board”) of Better Home & Finance Holding Company (the “Company”) has adopted this Director Compensation Policy (this “Policy”) for purposes of compensating those directors of the Company who meet the eligibility requirements described herein. This Policy has been developed to compensate the Eligible Directors (as defined below) for their time, commitment and contributions to the Board.

On August 22, 2023, the Company consummated the business combination contemplated by the Agreement and Plan of Merger, dated as of May 10, 2021, by and among Aurora Acquisition Corp. (“Aurora”), Better Holdco, Inc. (“Better”) and Aurora Merger Sub I, Inc., formerly a wholly owned subsidiary of Aurora (“Merger Sub”). On that date, Merger Sub merged with and into Better, with Better surviving the merger and Better merged with and into Aurora, with Aurora surviving the merger and changing its name to “Better Home & Finance Holding Company” (collectively, the “Business Combination”).

•Eligible Directors. Each member of the Board other than a person who is an officer or an employee of the Company or any of its subsidiaries (each, an “Eligible Director”) is eligible for compensation pursuant to this Policy.

•Business Combination Directors. Each of Michael Farello, Arnaud Massenet, Prabhu Narasimhan, Steven Sarracino and Riaz Valani (a) has served as a member of the Board since the Business Combination and (b) at or prior to the time of the Business Combination, directly or indirectly beneficially owned, or was employed by or otherwise affiliated with an entity that directly or indirectly beneficially owned, more than five percent (5%) of a class of common stock of the Company (referred to, together with any additional Eligible Director designated as such by Corporate Governance and Nominations Committee of the Board (the “Governance Committee”) in accordance with this Policy, as “Business Combination Directors”). Following the resignation or removal of any Business Combination Director, the Governance Committee may designate any director appointed or elected to fill any vacancy created by any such resignation or removal as a Business Combination Director.

•Compensation Generally. For each Service Year (as defined below), an Eligible Director will earn the following:

oBusiness Combination Directors. Business Combination Directors shall be paid an annual retainer of $275,000, payable in cash in equal quarterly installments, for each year of his or her service on the Board (each a “Service Year”).

oOther Eligible Directors. Eligible Directors other than Business Combination Directors (“Other Eligible Directors”) shall be paid an annual retainer of $300,000 for each Service Year, payable $150,000 in cash in equal quarterly installments and $150,000 in an annual equity award by the Company.

oChairman of the Board. In lieu a regular annual retainer for serving as a Business Combination Director or Other Eligible Director, the Chairman of the Board (the “Chair”) shall be paid an aggregate annual retainer in an amount, and consisting of cash, equity or a combination thereof, determined by the Board for service in such role for each Service Year. Harit Talwar, who has served as the Chair since the Business Combination, is party to an agreement with the Company that governs his compensation for serving as the Chair.

•Payments. Service Years, and quarterly periods thereof, will run from annual stockholder meeting to annual stockholder meeting, except that the first Service Year under this Policy is the period from the date of the Business Combination (August 22, 2023) until the date of the 2024 annual meeting of stockholders (June 4, 2024). Except as provided below regarding the vesting of restricted stock units, all amounts will be prorated in the case of service for less than an entire quarterly period or annual period of a Service Year, as the case may be.

The cash portion of the annual retainer fee will be paid quarterly in arrears and the equity portion of the annual retainer fee will be granted annually following the annual meeting of stockholders (or the Eligible Director’s date of election, if applicable) in the form of restricted stock units under the Better Home & Finance Holding Company 2023 Incentive Equity Plan (as amended, restated or replaced by a successor plan, the “2023 Plan”) having an equivalent fair market value (as determined under the 2023 Plan) equal to the annual equity award amount on the date of grant and which restricted stock units shall vest on the business day immediately preceding the next annual meeting of stockholders and shall settle within 30 days of such date.

If a person shall cease to be an Eligible Director due to death, disability or retirement during the one-year vesting period applicable to any restricted stock units granted hereunder, all restricted stock units shall immediately vest and shall settle within 30 days of such date. If a person shall cease to be an Eligible Director of the Company for any other reason during such one-year vesting period, any unvested restricted stock units shall be forfeited by such person and such restricted stock units shall be cancelled.

•Travel Expense Reimbursement. Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Eligible Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and its committees or in connection with other business related to the Board.

•Amendments, Revision and Termination. This policy may be amended, revised or terminated by the Board at any time and from time to time.
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